**PRODUCTION SERVICES AGREEMENT**

This Master Production Services Agreement (the "Agreement") is made and entered into as of the 19th day of September, 2017, by and between Multimedia Productions, Inc., a Florida corporation ("MMP") and Encore Endeavor 1, LLC, a California limited liability company ("EE1").

**RECITALS**

A. MMP is in the business of producing branded content for global businesses and distributing said content across various television, digital and other forms of media.

B. MMP desires to retain the services of EE1 for the purposes of providing technical and other production services in connection with the following television programs: "Modern Living with kathy ireland®" and "Worldwide Business with kathy ireland®" (collectively, the "Programs"), and EE1 is willing to provide such services to MMP.

C. The parties desire to enter into this Agreement to set forth the terms and conditions of the relationship between MMP and EE1.

**AGREEMENT**

In consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MMP and EE1 hereby agree as follows:

Section 1. **Production Services for Programs**.

1.1 Subject to the terms and conditions hereinafter set forth, MMP agrees to furnish or cause a third party to furnish to EE1, an approved target budget, as outlined in Section 5. EE1 shall perform the following: negotiate, contract, and manage activities related to location/studio (final decision on studio will be made by MMP) , transportation providers, makeup and hair artists, and various other agreed to production related services. EE1 will be responsible for all payments related to such vendors engaged by EE1. Nothing in this paragraph 1.1 will exclude EE1 from receiving any of EE1's fees from the budget as mutually agreed to by both parties.

1.2 MMP shall have the right of designation and final approval in relation to all business, creative, and other elements, including without limitation, cast, director, production personnel, music, locations, film laboratories, sound stages, post production facilities, and all expenditures and other production matters in connection with the Programs, subject only to third party approvals and controls which are consented to by MMP and are contained in said third parties' written contract.

1.3 EE1 shall perform all of its obligations hereunder to the best of its ability and in a workmanlike manner. MMP, or its assignee, shall own all right, title, and interest in and to all items that are conceived, made, discovered, written or created by EE1 personnel alone or jointly with third parties under this Agreement, including the Deliverables, whether completed or works-in-progress. Without limiting the previous sentence, all Deliverables and other results and

proceeds of EE1's services on the Programs, in whole and in part, shall be deemed "works made for hire" for MMP for all purposes of copyright law, and the copyright shall belong solely to MMP. To the extent that any such Deliverables or other results and proceeds do not fall within the specifically enumerated works that constitute "works made for hire" under the United States copyright laws, and to the extent that any Deliverables or other results and proceeds include materials subject to copyright, trade secret, or other proprietary right protection then by virtue of this provision EE1 hereby immediately and irrevocably assigns, without further action, to MMP all its right, title and interest that it may be deemed to have in and to any of the Picture's elements, which shall include, without limitation, all literary material written for the Programs, all stills, artwork and designs used in connection with the Programs, all film clips, recordings, trailers, sound tracks, and all other tangible and intangible property relating to the Programs, and all rights in and to the foregoing, exercisable throughout the universe, in perpetuity, and all subsidiary, ancillary and related rights, performing rights, publishing rights, merchandising and commercial tie-up rights, and the right to use the names, likenesses, and voices of all persons rendering services in connection with the Programs. EE1 shall obtain, at its expense, such assignments for MMP, from EE1's employees, agents, and contractors as necessary to effectuate the purposes of the previous sentence. EE1 also agrees not to assert any moral rights under applicable copyright law with regard to such items and Deliverables and to require its employees to do the same. EE1's rights under any Agreement in connection with the Picture shall be freely assignable to MMP and upon MMP's request, EE1 agrees to acknowledge, perform, execute, and deliver such assignments and other documents and instruments as may be necessary or appropriate to evidence MMP's acquisition of rights hereunder. The Programs shall contain such production or presentation or release credit to MMP as MMP shall determine. Additionally, the end titles shall contain a copyright notice in the following form: "Copyright (Year), Multimedia Productions, Inc. All Rights Reserved," or such other notice as MMP shall designate. All assignment rights of intellectual property and/or copyright which belongs to third party entities would be excluded from MMP's abilities to assign, own, or have interest in. MMP is aware of all other obligations and Agreements and is responsible for assuring its accordance. This paragraph 1.3 is only relating to the programming for the Modern Living and Worldwide Business television programs.

**1.4** Upon MMP's acquisition of all right, title and interest in and to the Program as provided above, MMP shall assume, or cause the distributor of the Programs to contractually adhere to, the executory obligations of all contracts undertaken by EE1 in the normal course of business in providing production services for the Programs.

Section 2. **Consulting Services.** Kathy Ireland is Co-Founder of EE1, Chair Emeritus and Chief Brand Strategist of Level Brands, parent company of EE1. Ms. Ireland in such role and capacity along with EE1 will provide consulting services regarding production of the television shows.

Section 3. **Term**. EE1's term of engagement (the "Term") under this Agreement shall be for a period of five (5) years, commencing on the date hereof and continuing until the fifth anniversary of the date hereof, unless extended in writing by both MMP and EE1 or earlier terminated pursuant to Section 16 hereof or in the event MMP chooses to cease production.

Section 4. **Independent Contractor**. The parties hereto expressly agree, each for the other, that the relationship between them is that of two principals dealing with each other as independent contractors for the sole and specific purpose that EE1 shall deliver production services for the Programs, subject to the terms and conditions of this Agreement. At no time, past, present, or future, shall the relationship of the parties herein be deemed or intended to constitute a

relationship with the characteristics of an agency, partnership, joint venture, or of a collaboration for the purposes of sharing any profits or ownership in common. Neither party shall have the right, power, or authority at any time to act on behalf of, or represent, the other party, but each party hereto shall be separately and entirely liable for its own respective debts in all respect.

Section 5. **Budgeting.** MMP agrees to a target annual budget of one million eight hundred thousand dollars ($US1,800,000), in such installments as the parties may agree, in exchange for the services rendered by EE1 hereunder. In addition, the parties will mutually agree upon a budget for each Program to be produced and distributed. EE1 agrees to not incur any cost, expense, liability or obligation in the name of the Programs except in accordance with this Agreement and with the prewritten approval of MMP.

Section 6. **Taxes and Insurance**. EE1 understands that it will be solely responsible for paying all federal, state and local income taxes and FICA taxes on any earnings pursuant to this Agreement. EE1 will be issued a 1099 tax form and hereby agrees to indemnify and hold MMP harmless from and for the payment of any taxes, interest, penalties, levies or assessments applicable thereto.

Section 7. **Production Schedule**. It is of the essence of this Agreement that EE1 furnish the production services and all other elements required hereunder in accordance with a preapproved production schedule.

Section 8. **Confidential Information**. As used in this Agreement, the phrase "confidential information" means all information pertaining to past, present or future business or trade secrets of MMP, price lists, methods or policies, formulas, processes, procedures or standards, know how, manuals, handbooks, instructions, techniques, business strategies, devices, records, drawings, flow charts, specifications, designs, technology, materials and parts lists, customer lists, test criteria, vendors' part numbers and names and addresses, proprietary information, financial information and all other information, knowledge or data of any kind or character relating to MMP's business, whether or not reduced to writing, which MMP considers confidential and which is not generally available to the public. While the parties mutually agree to keep confidential any "confidential information" as received by the other party.

Section 9. **Grant of Rights.** During the Term, MMP hereby grants to EE1 the right to identify itself as booking coordinator and to engage in production arrangements that have been preapproved, and requested, by MMP during the term of this Agreement..

Section 10. **Credits**. Provided EE1 is not in default hereunder, MMP shall accord on screen credit on the Programs substantially in the form: On the first card "In association with", and on the second card, EE1's logo. EE1 hereby grants to MMP the right to use its name, likeness and/or biography in connection with the production, distribution, exhibition, advertising, promotion and other exploitation of the Programs and promotional content, if any, and all subsidiary and ancillary rights therein, including without limitation, publications, marketing and advertising of the Program and/or the promotional content.

Section 11. **EE1 Representations and Warranties**: EE1 hereby represents, warrants, and agrees as follows:

(a) EE1 is a limited liability company, duly organized and existing under the laws of the State of California and has the right to grant all rights granted herein and is free to enter into and fully perform this Agreement.

(b) No liens, encumbrances, attachments, or other matters constituting or possibly

constituting any impediment to the clear marketable title and unrestricted commercial exploitation or disposition of the Programs or any rights therein or pertaining thereto shall be permitted to occur which shall or may arise by reason of any acts, omissions, or activities of EE1 in connection with the performance or enforcement of this Agreement, or attachments by EE1 in connection with any litigation which EE1 shall be plaintiff against MMP or any other party whatsoever. EE1 will not create, make, cause, or permit any lien, encumbrance, pledge (except as may be required by a film processing laboratory), hypothecation or assignment of or claim against the Programs, or any rights therein, or upon the copyrights thereof, or upon the literary material upon which the Programs may be based, or the release, distribution, exploitation or exhibition rights therein, or upon any proceeds therefrom or any other rights, interests or property therein or pertaining thereto.

(c) EE1 shall at all times indemnify, defend, and hold harmless MMP and the partners, officers, directors, employees, licensees, shareholders, subsidiaries, and agents of each of the foregoing, and their heirs, executors, administrators, successors and assigns, from and against any and all claims, damages, liabilities, actions, causes of action, costs and expenses, including reasonable attorneys' fees, judgments, penalties of any kind or nature whatsoever arising out of (i) EE1's production and delivery of the production services; (ii) any act or omission by EE1 or any person whose services or facilities shall be furnished by EE1 in connection with the Programs; and (iii) any breach by EE1 of any representations, warranty, or agreement made by EE1 hereunder.

Section 12. **Good Faith Assurance**. Neither party has nor will without the other's prior written consent: (i) enter into any agreement, commitment or other arrangement, grant any rights or do any act or thing which reasonably could or might prevent or interfere with the production and completion of the Programs or prevent or impede the performance of all of the respective party's obligations hereunder; (ii) do or fail to do any act which reasonably might or could interfere with or otherwise prevent such party from fully complying with all of the terms hereof; or (iii) engage in any conduct materially inconsistent with this Agreement or the other party's rights hereunder. The foregoing shall not be interpreted as impairing or preventing MMP's absolute right to abandon production of the Program at any time and/or to refrain from or cause the termination of the distribution of the Program.

Section 13. **Governing Law**. This Agreement shall be construed in accordance with and the laws of the State of California which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The parties agree that all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the "JAMS Rules ") of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the parties. In the event the parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the parties in the following manner JAMS, and/or another alternative dispute resolution provider agreed upon by the parties, shall furnish the parties with a list of potential qualified arbitrators. For purposes of this Section, a "qualified arbitrator, shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the parties. If any party objects to all the names on the list. AAA and/ or another alternative dispute resolution provider agreed upon by the parties shall provide the parties with an alternative list of potential qualified arbitrators; provided, however, that each party shall be entitled to so object only once. Once the parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence the parties shall alternately eliminate unacceptable arbitrators until only one name remains. The remaining person shall be appointed arbitrator. The parties agree to draw

lots to decide which party shall remove the first name from the list of arbitrators. Should a party whose turn it is to eliminate any unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other party, then the choice of the other party of an arbitrator then remaining on such list shall be binding on the parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the parties, provided, however, that the arbitrator shall award the prevailing party its reasonable attorneys' fees, expenses and costs, including all costs of arbitration. The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and, subject to the provisions of this paragraph, shall not be disclosed to the public by either the arbitrator or the parties to the arbitration. If the rules of AAA, JAMS or another agreed upon alternative dispute resolution provider differ from those of this Section, the provisions of this Section shall control. Notwithstanding the foregoing, the parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above described arbitration procedures, if in that party's sole judgment such provisional relief is necessary to avoid an irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this Section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this agreement.

Section 14. **Force Majeure**. Neither party hereto shall be liable to the other for any delay in performance or failure to perform to the extent that such delay in performance or failure to perform results from any clause beyond the reasonable control of the party which is obligated to perform including, but not limited to, compliance with any applicable laws, regulations, orders, acts or instructions of any governmental body or department or agency thereof or any civil or military authority, acts of God, strikes, wars or riots.

Section 15. **Successors and Assigns**. This Agreement is not for the benefit of any person who is not a party signatory hereto or specifically named as a beneficiary herein. MMP may assign or license its rights hereunder in whole or in part to any person, firm or corporation. Except for assignment to MMP, EE1 may not assign or license any of its rights or obligations hereunder, or under any agreement entered into by EE1 with any third party. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators, executors, successors and assigns, and any past, present, or future parent, subsidiary, or affiliate company.

Section 16. **Termination**.

(a) As to MMP's payment obligations only, if MMP materially defaults in its payment obligations to EE1, then EE1 shall give written notice to the MMP and MMP shall have seven (7) business days to cure such default. If the default is not materially cured within such period, then EE1, upon written notice, may terminate this Agreement.

(b) If EE1 materially defaults in the performance of any of its material obligations under this Agreement, then MMP shall give written notice to EE1 describing in reasonable detail the nature of the default and the EE1 shall have seven (7) days to cure such default. If the default is not materially cured within such stated period, then MMP, upon written notice, may terminate this Agreement.

(c) Should a party commit an act or do anything which might reasonably be considered publicly to be immoral, deceptive, scandalous or obscene, the party's whose reputation and goodwill may suffer by such acts may terminate this Agreement upon seven (7) days written notice.

(d) If MMP deems that market conditions, show funding or any other unforeseen circumstances prevent continuation of production and thus this consulting arrangement then

MMP will provide EE1 with written notice of cancelation or delay, within a 30 day period of next scheduled production without this termination being considered default.

Section 17. **Default**. EE1 specifically waives all rights and remedies, if available to EE1, of rescission, injunction, restraint, and specific performance and agrees in this regard that it shall have no right to revoke, terminate, or rescind any rights acquired by MMP hereunder nor to restrain production, completion or distribution of the Program and shall have no right to compel specific performance of any of MMP's obligations hereunder. EE1 understands and agrees that its sole remedy hereunder shall be for monetary damages, if any, in the event of breach by MMP.

Section 18. **Waiver**. Any waiver or consent from MMP with respect to any term or provision of this Agreement or any other aspect of EE1's conduct or engagement shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of MMP at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of EE1's conduct or engagement shall in no manner (except as otherwise expressly provided herein) affect MMP's right at a later time to enforce any such term or provision.

Section 19. **Notice**. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

(a) Multimedia Productions, Inc.
999 Yamato Road, Suite 103
Boca Raton, FL 33431
Attention: Tom Clynes, Executive Producer / CEO

(b) Encore Endeavor 1, LLC
P.O. Box 1410
Rancho Mirage, CA 92270
Attention: Stephen Roseberry, President

4521 Sharon Road, Ste 450
Charlotte, NC 28211
Attention: Mark Elliott, CFO

Section 20. **Amendment; Counterparts**. No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

Section 21. **Entire Agreement.**

(a) This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements,

commitments, or understandings of every kind and nature relating thereto, whether oral or written, between EE1 and MMP. Neither party shall be bound by any term or condition other than as is expressly set forth herein.

(b) EE1 fully understands it's right to discuss all aspects of this Agreement with an attorney. EE1 has carefully read and fully understands all of the provisions of this Agreement, is competent to execute this Agreement, and has read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.

(signature page follows)

**Multimedia Productions, Inc.**

09/22/17

Thomas Clynes, Executive Producer/CEO

**Encore Endeavor 1, LLC**

9/22/17

Stephen Roseberry, President